ASSIGNMENT AGREEMENT
This Assignment Agreement (this “Assignment Agreement”), dated as of June 1, 2015, is by and among Cincinnati Bell Funding LLC (the “Company”), Cincinnati Bell Wireless, LLC (the “Transferee”) and PNC Bank, National Association, as administrator (the “Administrator”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Sale Agreement (as defined below) or, if not defined therein, as set forth in the Receivables Purchase Agreement (as defined below).
Background
1.    Cincinnati Bell Inc. (“CB”), individually and as initial Servicer, the Transferee, as Originator, the other Originators party thereto and the Company are parties to that certain Amended and Restated Purchase and Sale Agreement, dated as of June 6, 2011 (as amended, supplemented or otherwise modified from time to time, the “Sale Agreement”). In connection therewith, the Company executed and delivered (i) to Transferee a Company Note (the “Transferee Company Note”);
2.    Transferee desires to be removed from the Sale Agreement as an Originator thereunder, and in connection therewith, the parties to the Sale Agreement are amending the Sale Agreement concurrently with this Assignment Agreement to effect such removal;
3.    Transferee desires to purchase from the Company, and the Company desires to sell to Transferee the outstanding Receivables previously sold by Transferee to the Company under the Sale Agreement (the “Transferee Receivables”); and
4.    The Company, as seller, CB, as servicer (the “Servicer”), the various Purchaser Groups from time to time party thereto and the Administrator are parties to that certain Amended and Restated Receivables Purchase Agreement, dated as of June 6, 2011 (as amended, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), pursuant to which the Company has granted to the Administrator a security interest in the Transferee Receivables;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
On the date hereof, in consideration of the payment of a fair market repurchase price in an amount to be agreed by Transferee and the Company for the sale of the Transferee Receivables by the Company to Transferee, which shall be paid first by reducing the Company’s obligations under the Transferee Company Note in the amount of the repurchase price (but not to less than zero) and the balance, if any, in cash (which cash portion shall constitute a Collection for all purposes of the Transaction Documents), the Company hereby sells, assigns and transfers (without recourse, representation or warranty) to Transferee all of the Company’s right, title and interest in and to the Transferee Receivables, together with all rights to, and obligations under, all Related Security with respect to the Transferee Receivables, and all Collections from and after the date hereof in respect of, and other proceeds of, any of the foregoing (collectively, the “Transferee Repurchased Assets”). Transferee hereby purchases and accepts all the Company’s right, title and interest in and to the Transferee Repurchased Assets.
On the date hereof, the Company shall (for the avoidance of doubt, subject to all the “Subordination Provisions” set forth and defined in the Transferee Company Note) repay any outstanding amounts due to Transferee under the Transferee Company Note. From and after the date hereof, the Transferee Company Note shall have no further force or effect, and Transferee agrees to cancel or deliver to the Company the Transferee Company Note.
Promptly after the date hereof, the Company (or the Servicer on behalf of the Company) shall provide to the Administrator a statement setting forth the Outstanding Balance of the Transferee Receivables sold to Transferee hereunder.
Each of the Administrator (on behalf of itself and each Purchaser) and the Company hereby (i) releases its ownership and/or security interest in the Transferee Repurchased Assets and (ii) authorizes Transferee (or its designee) to file any UCC3 termination statements necessary to terminate any existing financing statements filed against Transferee in favor of the Company or the Administrator pursuant to the Transaction Documents, provided that such UCC3 termination statements shall be prepared and recorded by Transferee (or its designee) at Transferee’s expense.
The sale, assignment and transfer by the Company to the Transferee hereunder is made without recourse, representation or warranty. It is the intention of Company and the Transferee that the assignment contemplated by this Assignment Agreement shall constitute a sale of the Transferee Repurchased Assets from Company to the Transferee and the beneficial interest in and title to the Transferee Repurchased Assets shall not be part of Company’s estate in the event of the filing of a bankruptcy petition by or against Company under any bankruptcy law.

Transferee represents and warrants to the Company, each Purchaser, each Purchaser Agent and the Administrator that it has the full corporate or limited liability company power, as applicable, and authority to execute and deliver this Assignment Agreement and to perform its obligations hereunder and that this Assignment Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of such Transferee enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law. Transferee acknowledges and agrees that the obligations of such Transferee described in Section 10.12 of the Sale Agreement shall continue to apply to such Transferee after the execution of this Assignment Agreement.
By executing a counterpart hereto, each of the parties hereto acknowledges and consents to the transfers contemplated herein.
This Assignment Agreement may be executed in any number of counterparts, and by the different parties hereto on the same or separate counterparts, each of which when so executed and delivered shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement. This Assignment Agreement may not be amended or otherwise modified except in writing executed by each of the parties hereto.
THIS ASSIGNMENT AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW).
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IN WITNESS WHEREOF, the undersigned have caused this Assignment Agreement to be duly executed and delivered by its duly authorized officer as of the date first written above.

CINCINNATI BELL FUNDING LLC

By:	/s/ Christopher C. Elma
Name:	Christopher C. Elma
Title:	Vice President and Treasurer

CINCINNATI BELL WIRELESS, LLC

By:	/s/ Christopher C. Elma
Name:	Christopher C. Elma
Title:	Vice President and Treasurer

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PNC BANK, NATIONAL ASSOCIATION,
as Administrator

By:	/s/ Mark Falcione
Name:	Mark Falcione
Title:	Executive Vice President

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